Exhibit 99.1

Good Gaming Inc. Launches ‘Buddy Masters’ Program to Accelerate Player Adoption of First-of-its-Kind NFT Game MicroBuddies™

In response to user demand, the Company officially launches MicroBuddies merchandise store

Kennett Square, PA, February 1st, 2022 (GLOBE NEWSWIRE) — Good Gaming, Inc. (OTCQB: GMER) (the “Company”), an innovative brand leading the gaming industry across multiple segments in the space since 2008, today announced the launch of its “Buddy Masters” program. The new program, which leverages the passion of loyal members of the Company’s Discord community, was created to accelerate the onboarding of new players into MicroBuddies™, Good Gaming’s first-of-its-kind NFT game.

“Our Buddy Masters program will help new MicroBuddies™ players navigate the complexities of beginning gameplay,” said David B. Dorwart, Chairman and CEO of Good Gaming. “A Buddy Master is a user that has been recognized by our team as a dedicated member of our community, who has shown initiative and passion for helping new and existing members of the MicroBuddies™ community, and who has shown their vast knowledge for the MicroBuddies™ game. These are the users who help drive and add immense value to our growing community.”

Buddy Masters will be hand-selected and invited by Discord staff to take a proficiency quiz. If they pass the quiz and demonstrate advanced knowledge of the game, they will become a Certified Buddy Master. Certified Buddy Masters will also receive a special role within Discord designating them as “Certified”. Additional perks of the role include a special rank separated from average users, special color in discord, starting discord role icon for the Buddy Master Program, discord avatar PFP, and prioritized positioning in any community event(s) if limited spots are available.

In the spirit of continuing to reduce the barrier of entry and onboard the game more quickly for new MicroBuddies™ players, we have also created a Donation Program, which is expected to launch within 60 days. The Donation Program will allow players with extra MicroBuddies™, unwanted “Buddies’’, extra GOO (where applicable), or MATIC assets to access a wallet that allows new players to purchase MicroBuddies™ at no or low cost. This is expected to be one of the more popular of many tools Good Gaming will make available to support its Certified Buddy Masters in accomplishing the vision of the program.

Additionally, Good Gaming’s MicroBuddies™ merchandise store will officially launch this week. An outgrowth of the Company’s lifestyle approach to MicroBuddies™ and a demonstration of the strength of the game’s rapidly growing community, this highly requested store enables game fans to purchase shirts, hoodies, hats, mugs, bags, and more. The merchandise contains popular discord phrases, artwork, and memes frequently used by our community. The Company plans to regularly add new merchandise and will continue to evaluate requests from its Discord community regarding new product additions to the store. Shopping at the store is already underway at https://shop.microbuddies.io/ and a link to the store will be added to the main site this week.

About Good Gaming, Inc.

Good Gaming is an innovative brand leading the gaming industry across multiple segments in the space since 2008. Beginning with our roots as a collaborative space for gamers to share their knowledge, we went on to establish ourselves as one of the leaders in hosting Hearthstone tournaments. In 2016, we expanded our reach to include establishing multiple Minecraft servers with some of the most popular versions of Prison and SkyBlock, then developing our completely custom-developed NFT blockchain game, MicroBuddies™, in 2021. The Good Gaming advantage comes from our development team’s close relationship with the player communities of all of our games. The constant communication and resulting feedback further expand our proprietary content, and we continue to be influencers in the realm. Good Gaming continues to find exciting and innovative ways to branch across the gaming industry. As a staff and community, our goal is to cement our place as a fun and collaborative place for ALL gamers to enjoy.

For more information about Good Gaming, please visit our website:

https://www.good-gaming.com

Safe Harbor: This release contains statements that constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements appear in a number of places in this release and include all statements that are not statements of historical fact regarding the intent, belief or current expectations of Good Gaming Inc., its directors or its officers with respect to, among other things: (i) financing plans; (ii) trends affecting its financial condition or results of operations; (iii) growth strategy and operating strategy. The words “may,” “would,” “will,” “expect,” “estimate,” “can,” “believe,” “potential,” and similar expressions and variations thereof are intended to identify forward-looking statements. Investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, many of which are beyond Good Gaming Inc.’s ability to control, and that actual results may differ materially from those projected in the forward-looking statements as a result of various factors. More information about the potential factors that could affect the business and financial results is and will be included in Good Gaming, Inc.’s filings with the Securities and Exchange Commission, including those set forth as “Risk Factors” in such filings.

Investor Contact:

Dave Gentry, CEO

RedChip Companies Inc.

407-491-4498

GMER@redchip.com